Press Release

Anita Ho Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	August 30, 2013
Phone: 408-736-6900 x168

AFOP Announces Special Stockholder Meeting on October 21, 2013

Sunnyvale, CA – August 30, 2013 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today announced that it will hold a special stockholder meeting on October 21, 2013.

The purpose of the Special Meeting is to consider and to vote on three proposals: to increase the number of shares of authorized Common Stock from 20,000,000 to 100,000,000 shares, to increase by 900,000 the number of shares available for issuance under the 2000 Stock Incentive Plan, and to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve one or both of the other proposals.

Peter Chang, President and Chief Executive Officer, commented, “With our record financial performance and upcoming 2 for 1 stock split, we believe the approval of these proposals will help support business growth and serve our stockholders’ interests.”

A proxy statement and proxy will be sent to stockholders of record as of September 5, 2013, the record date for the special meeting. The proxy materials contain important information about the proposals; stockholders are urged to read the materials carefully before deciding how to vote.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including connectivity systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding the expectation that approval of the proposals will help support the growth of the company’s business and serve the interests of stockholders and other factors that may contribute to these benefits are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.